EXHIBIT 99.1

AMERICAN ACHIEVEMENT AND HERFF JONES
TERMINATE ACQUISITION AGREEMENT

AUSTIN, TX – December 5, 2008 – American Achievement Group Holding Corp. (“AAGH”), the parent company of American Achievement Corporation (“AAC”), today announced that its acquisition agreement with Herff Jones has been mutually terminated because the parties have not received the required regulatory approvals necessary to complete the transaction.

“AAC remains a highly successful company with a healthy balance sheet, full stable of best-in-class products and the most talented and dedicated employees in the industry,” stated Don Percenti, President and Chief Executive Officer of AAC.  “We are confident in our ability to grow, compete and serve our valued customers as we execute our strategic plan as an independent company.”

Mr. Percenti added, “We have a great deal of respect for Herff Jones and its management team and wish them continued success with all future endeavors.”

Ropes & Gray LLP acted as legal advisors to AAC and Fenway Partners and Lane, Berry & Co. International and Goldman, Sachs & Co. acted as financial advisors.

About American Achievement
American Achievement Corporation (AAC) is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®. Balfour®, Keepsake®, and Taylor Publishing, AAC’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products and affinity jewelry through in-school and retail distribution. For more information, visit www.AmericanAchievementCorp.com.

About Fenway Partners
Fenway Partners, LLC is a middle market private equity firm with offices in New York and Los Angeles and approximately $2.0 billion under management.  For further information about Fenway Partners, please visit www.fenwaypartners.com.

Media Contact:
Anna Cordasco/Brooke Morganstein Gordon/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080

Certain statements in this press release constitute "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various risks and uncertainties. Neither American Achievement nor Fenway Partners nor any of their affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.

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